EXHIBIT 99.1


PRESS RELEASE

KIRKLAND,  WA, June 27, 2003 -- American United Global,  Inc.  ("AUGI") (OTC BB:
AUGB) announced today that on June 17, 2003 it consummated the acquisition of 100% of the capital stock of Lifetime Healthcare Services, Inc. ("Lifetime"), and its 55% owned subsidiary New York Medical, Inc. Under the terms of the agreement and plan of merger, AUGI has issued to the former stockholders of Lifetime securities equivalent to 9,350,000 shares of AUGI's common stock. In a related transaction, AUGI also agreed to issue securities equivalent to 4,650,000 shares of AUGI's common stock.

At the time of the transaction, Lifetime was a holding company whose only asset was 55% of the capital stock of NY Medical. AUGI is in the process of negotiating the acquisition of the remaining 45% of the capital stock of NY Medical. AUGI lent NY Medical $1,500,000 in connection with the merger.

NY Medical enables the expansion of third party single practitioner medical offices into multi-specialty offices through a contractual professional relationship with both the single practitioner and the medical specialists under NY Medical's management. This model enables single practitioners to offer more services to their patients, which results in better patient care and more productive visits.

For the year ended December 31, 2002, NY Medical had net revenues in excess of $12 million and pre-tax profits of over $500,000. Net income for fiscal year 2002 was adversely affected by a $3.5 million reserve charge against receivables from 1997 through 1999, which was required under generally accepted accounting principles in respect of the valuation of healthcare receivables, and was deducted from earnings in the year in which the reserve was taken.

Under the terms of the acquisitions, AUGI has guaranteed notes and related obligations to affiliates of Dr. Jonathan Landow, who serves and President and CEO of NY Medical and a director of AUGI, in the amount of approximately $6.5 million, of which approximately $4.5 million comes due on October 17, 2003. AUGI is in the process of attempting to raise financing to meet such obligations, failing which it could be forced to sell its interest in NY Medical. AUGI has filed its Form 10-Q with the Securities and Exchange Commission for the quarter ended April 30, 2003 which describes the terms of the Lifetime and NY Medical acquisitions in detail, and will file a Form 8-K with the SEC within the next few days further describing the transactions and the business of NY Medical.

In addition  to its  ownership  of Lifetime  and its  indirect  ownership  of NY
Medical, AUGI has a 13% equity interest in Western Power & Equipment Corp. ("Western"), a public company trading on the over-the-counter bulletin board under the symbol "WPEC." Western is engaged in the sale, rental, and servicing of light, medium-sized, and heavy construction, agricultural, and industrial equipment, parts, and related products which are manufactured by Case Corporation ("Case") and certain other manufacturers. Western Power is currently under a merger agreement with another public entity, the terms of which can be reviewed under Western Power's filings.

For more information, see the public filings made by American United Global, Inc. at www.sec.gov

Contact: David M. Barnes, CFO

                  American United Global, Inc.
                  11108 NE 106th Place
                  Kirkland, WA  98033
                  Telephone: (425) 869-7410


This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All readers are encouraged to review the 8-K to be filed in connection with the acquisition discussed above, which outlines risk factors including debt obligations, deal terms and other relevant items. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.